Exhibit 21
SUBSIDIARIES OF THE COMPANY

•A4 Corporate Services, LLC – Delaware limited liability company
•ALTIA, LLC – Arizona limited liability company
•Quality Circuit Assembly, Inc. – California corporation
•Morris Sheet Metal, Corp. – Indiana corporation
•JTD Spiral, Inc. – Indiana corporation
•Excel Construction Services, LLC – Idaho limited liability company
•SPECTRUMebos, Inc. – Delaware corporation
•Vayu Aerospace Corp. – Delaware corporation
•Thermal Dynamics International, Inc. – Florida corporation
•Alternative Laboratories, LLC. – Delaware limited liability company
•Identified Technologies, Corp. – Delaware corporation
•ElecJet Corp. – Delaware corporation
•DTI Services LLC (doing business as RCA Commercial Electronics ("RCA")) – Indiana limited liability company
•Global Autonomous Corp. ("GAC") – Delaware corporation